Exhibit 99.1
Macquarie Infrastructure Company LLC
600 Fifth Avenue
21st Floor
New York, NY 10020
USA

Media Release
MACQUARIE INFRASTRUCTURE COMPANY TO ACQUIRE HAWAII GAS UTILITY, THE GAS COMPANY
NEW YORK, August 19, 2005 — Macquarie Infrastructure Company (NYSE : MIC) announced that it has entered into an agreement with k1 Ventures Limited to acquire 100% of The Gas Company, LLC (The Gas Company) for $238 million. The acquisition is expected to close by the summer of 2006 following relevant approvals including from the Hawaii Public Utilities Commission. The transaction will be funded with permanent debt at the operating company and intermediate holding company levels, revolving acquisition facility debt at the MIC level, and cash.
MIC expects that the revolving debt will be fully repaid with equity raised subsequent to the closing of the transaction. MIC further anticipates that, upon financial close, the acquisition of The Gas Company will be immediately accretive.
Established in 1904, The Gas Company is Hawaii’s only full-service gas energy company, supplying gas products and services to Hawaii’s residents and businesses statewide. The Gas Company provides regulated utility gas distribution service and non-regulated liquefied petroleum gas distribution (“LPG”) on the six major Hawaiian islands.
Mr. Peter Stokes, Chief Executive Officer of MIC said the agreement to acquire The Gas Company adds a new class of infrastructure to the MIC businesses, one that displays all the key investment criteria sought by the Company.
“The regulated utility market is an attractive infrastructure investment sector which fits extremely well with MIC’s investment strategy. Utilities such as The Gas Company operate with long-life, high-value physical assets and enjoy consistent, relatively inelastic demand over time.
“The Gas Company is a well-established business holding the only regulated gas utility in the state of Hawaii. It has consistently generated stable and predictable cash flows that are attractive to MIC,” said Mr. Stokes.
Following the acquisition, MIC intends to retain The Gas Company’s well-regarded existing staff and experienced senior management team.

  Investments in Macquarie Infrastructure Company Trust are not deposits with or other liabilities of Macquarie Bank Limited, or of any Macquarie Group company, and are subject to investment risk, including possible delays in repayment and loss of income and principal invested. Neither Macquarie Bank Limited nor any other member company of the Macquarie Group guarantees the performance of Macquarie Infrastructure Company Trust or the repayment of capital by Macquarie Infrastructure Company Trust.

Mr. Stokes noted that the acquisition of The Gas Company is the second acquisition for MIC since listing in December 2004, and follows the addition in August, 2005 of a Fixed Base Operation in Las Vegas, Nevada by the Company’s airport services business.
“MIC’s recent investments demonstrate our commitment to increasing cash available for distribution to our investors over time. We have shown that the MIC portfolio is able to grow through our existing assets making acquisitions and through acquiring a business in a new infrastructure sector for MIC, one that will further diversify our business,“ Mr Stokes said.
Acquisition funding and advisors
The acquisition of The Gas Company for $238 million, plus anticipated purchase price adjustments and transaction costs of approximately $21 million, will be funded by MIC through a combination of permanent debt at the operating company and intermediate holding company levels, revolving acquisition facility debt at the MIC level, and cash. MIC Inc. has entered into a commitment letter with Dresdner Kleinwort Wasserstein Limited for subsidiary level secured credit facilities providing for an aggregate of $160 million of term loan financing and a $20 million revolver. MIC intends to establish a revolving credit facility through MIC Inc. to be used primarily to fund acquisitions. MIC Inc. is a wholly-owned subsidiary of MIC and acts as the holding company for its U.S. businesses. MIC has received proposals from lenders, which have been approved by their respective credit committees, for the provision of a revolving credit facility for a term of up to five years and of a size adequate to consummate this transaction, but currently has no commitment for this financing. It is anticipated that $87 million expected to be borrowed under this revolving credit facility to finance the acquisition will ultimately be repaid from the proceeds of a public offering of trust stock subsequent to the closing of the acquisition and subject to market conditions. A cash deposit of $12.2 million will be made by the Company from proceeds raised in its initial public offering.
Macquarie Securities (USA) Inc. acted as financial advisor to Macquarie Infrastructure Company on the transaction.
Conference call and web cast
The Company has scheduled a conference call for 11:00 a.m. Eastern Daylight Time on August 19, 2005, to discuss the proposed transaction.
A presentation that will accompany comments from Macquarie management can be downloaded from the Company website, www.macquarie.com/mic. The document is located in the Investor Center, under Reports and Presentations.

To listen to the conference call, please dial +1(800) 289-0493 (domestic) or +1(913) 981-5510 (international), at least 10 minutes prior to the scheduled start time. Interested parties can also listen to the live call, which will be webcast at the Company website, www.macquarie.com/mic.
For interested individuals unable to join the conference call, a replay will be available through August 26, 2005, at +1(888) 203-1112 (domestic) or +1(719) 457-0820 (international), Passcode: 2074807. An online archive of the webcast will be available on the Company’s website for one year following the call.
About Macquarie Infrastructure Company
MIC owns, operates and invests in a diversified group of infrastructure businesses, which provide basic, everyday services, in the United States and other developed countries. Its businesses and investments consist of an airport services business (Atlantic and AvPorts), an airport parking business (PCAA and Avistar) and a district energy business (Thermal Chicago and Northwind Aladdin), a 50% interest in the company that operates the Yorkshire Link shadow toll road and investments in South East Water, a UK regulated water utility and in Macquarie Communications Infrastructure Group.
For further information, please contact:

Investor enquiries	Media enquiries
Jay A. Davis	Alex Doughty
Investor Relations	Corporate Communications
Macquarie Infrastructure Company	Macquarie Infrastructure Company
(212) 231-1825	(212) 231-1710